UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2013

Apple REIT Nine, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 5.02 of Form 8-K.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 5, 2013, pursuant to the bylaws of the Company, the Board of Directors increased the size of its Board of Directors from four (4) to five (5) directors and elected James C. Barden, Jr. to fill the additional position.  Mr. Barden will serve as a director until our Annual Meeting of Shareholders in 2014, or until his successor is otherwise elected.  Mr. Barden will serve on the Executive Committee of the Board of Directors.  The following provides additional information on Mr. Barden.

James C. Barden, Jr. (age 54) - Mr. Barden is currently the Managing Director of Morrison Grove Capital Advisors,  a real estate advisory and investment company established in 1996. From 1995 to 1996, Mr. Barden worked as an independent contractor for First Union’s Capital Markets Group. Mr. Barden served as a Senior Vice President for Signet Bank, from 1990 until 1995, where his group managed a portfolio of commercial mortgages, construction loans and tax-exempt loans of more the $700 million.  Prior to his years at Signet, Mr. Barden was a Vice President for Crestar Bank in Washington, DC, from 1987 until 1990.  Mr. Barden holds a BS in Commerce from the University of Virginia and a MBA from Virginia Commonwealth University. He has served on several local and regional charity and business boards.

Mr. Barden, like the other non-employee directors of the Company, will participate in the Company’s Non-Employee Directors Stock Option Plan (the “Plan”).  Under that Plan, Mr. Barden received, on June 5, 2013, options to purchase 5,500 Units at an exercise price of $10.25 per Unit. Each Unit consists of one common share and one Series A preferred share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

June 7, 2013